CERTIFICATE
                                       FOR
                         RENEWAL AND REVIVAL OF CHARTER
                                       OF

                                  COLMENA CORP.

     Colmena Corp., a corporation under the laws of Delaware, the certificate of incorporation of which was filed in the office of the Secretary of State on the 9th day of August, 2001, the charter of which was voided for failure to pay taxes and penalty, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

FIRST:    The name of the corporation is:

               Colmena Corp.,

SECOND: It's registered office in the State of Delaware is located at 25 Greystone Manor, Lewes, DE 19958, County of Sussex. The name of its registered agent is Harvard Business Services, Inc.

THIRD: The date when the restoration, renewal, and revival of the charter of this company is to commence is the Twenty-ninth day of February, 2000 same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

FOURTH: This corporation was duly organized and carried on the business authorized by its charter until the First day of March A.D. 2000, at which time its charter became inoperative and void for failure to pay taxes and penalty, and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

     IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charter of Colmena Corp. have hereunto signed by the last and acting President, to this certificate this 10th day of August , 2001.


                                                BY:    /s/Edward C. Dmytryk

                                                 Name:    Edward C. Dmytryk

                                                          Title:   President

                                    Page 57